Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 38 to the registration statement of Scudder Funds Trust on Form N-1A ("Registration Statement") of our reports dated February 21, 2002, March 21, 2002, and March 15, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 and January 31, 2002 Annual Reports to Shareholders of Scudder Short-Term Bond Fund, Scudder High-Yield Opportunity Fund (formerly Scudder High Yield Bond Fund), and Scudder Income Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Auditors" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2002